UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORVEX AND RELATED SEND LETTER TO COMMONWEALTH REIT

SHAREHOLDERS

Continued Value Destruction Unacceptable

Removal of ALL Commonwealth REIT Directors is the Only Way to Effect Meaningful Change

ISS Recommends Removal of Entire Board

Vote the WHITE Consent Card Today

NEW YORK, June 17, 2013 – Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”), whose separately managed investment funds collectively own approximately 9.6% of the outstanding common shares of CommonWealth REIT (NYSE:CWH), today sent a letter to CWH shareholders, urging them to vote the WHITE consent card and remove the entire Board of CommonWealth before it can take any additional action to destroy shareholder value. Corvex and Related believe that the removal of ALL CommonWealth REIT directors is the only way to effect meaningful change.

Shareholders are urged to sign, date and return the WHITE consent card today. You may also be able to vote online by following the instructions on the voting materials you will be receiving. If you have any questions or require any assistance in executing your consent, you can call D.F. King & Co., Inc., at 1-800-714-3313.

The text of the letter to CWH shareholders is as follows:

IT IS TIME FOR COMMONWEALTH REIT SHAREHOLDERS TO SEND A CLEAR

MESSAGE: CONTINUED VALUE DESTRUCTION UNACCEPTABLE

ISS RECOMMENDS REMOVAL OF ENTIRE BOARD

SIGN, DATE AND RETURN THE WHITE CONSENT CARD TODAY

June 17, 2013

Dear Fellow Shareholders:

An outdated management structure, abysmal corporate governance, and mismanagement of operations have in our view been a significant driver in the 45% decline in CommonWealth REIT’s stock price over the last five years.1 We believe this continued value destruction is by design – the direct result of self-interested actions taken by CommonWealth’s current Board of Trustees and its external manager, REIT Management and Research, LLC (“RMR”) which is owned by Barry Portnoy and his son, Adam.

Our consent solicitation will serve as a referendum on the current board and management team and is the only way to effect change.

[1]	Five year period ending February 25, 2013.

LEADING PROXY ADVISORY FIRM ISS AGREES THAT COMMONWEALTH’S

UNDERPERFORMANCE AND

POOR CORPORATE GOVERNANCE SHOULD NOT BE TOLERATED

In recommending the removal of ALL trustees, ISS, a leading independent proxy advisory and corporate governance advisory firm, strongly supports our campaign to effect change at CommonWealth in order stop the value destruction and free the Company from its abysmal corporate governance practices and continued mismanagement by the Portnoys.

In its report, ISS noted that:

“Votes FOR removal of all existing directors are warranted given that the dismal returns to shareholders over an extended period prior to the dissidents’ arrival, the links between underperformance on key drivers of shareholder value and the inherent conflicts of interest in the external management structure the company maintains, and the current board’s use of corporate governance provisions to entrench itself, in aggregate form a compelling case that change at the board level is necessary.”2

TAKE ACTION NOW:

COMMONWEALTH’S FUTURE IS IN YOUR HANDS

Without immediate change we believe the Portnoys will continue on their path of value destruction. As CommonWealth shareholders, you will continue to suffer as a result of the relentless self-dealings for the benefit of RMR, CommonWealth’s mismanagement of its assets, and the series of underhanded tactics the Company has employed in an effort to undermine shareholder rights.

The series of actions by RMR and the Portnoys in the last six months, including attempted bylaw changes designed to further entrench management and an attempt to change Maryland law to prevent removal of trustees, make it clear that RMR is not operating CommonWealth for the benefit of shareholders, but, rather, for the benefit of the Portnoys. Not only has the Company repeatedly taken action to eliminate shareholder rights, in March they enacted a highly dilutive equity offering in a purported attempt to maintain “investment grade ratings”3 – only to be downgraded to junk status by Standard & Poor’s as a result of “weak” management and corporate governance.4 These value destructive efforts must stop immediately. It is time for RMR and the Portnoys to relinquish control of CommonWealth, and for ALL shareholders to take back YOUR company.

We must act now to stop the Portnoys from continuing their complete and utter disregard for the will of shareholders, which they did so blatantly by re-appointing Joseph Morea to the Board following a nearly 4-1 vote against his re-election at the 2013 annual meeting. Mr. Morea received only 22% of the votes cast for his re-election. If shareholders don’t act now, change will take at least three years — the minimum time needed to replace a simple majority of CommonWealth’s staggered Board. We cannot afford any more value destruction.

OUR CONSENT SOLICITATION SERVES AS A REFERENDUM ON THIS BOARD

AND MANAGEMENT AND IS THE ONLY PATH TO CHANGE

[2]	ISS Proxy Advisory Services Report June 14, 2013.
[3]	CommonWealth REIT Investor Presentation April 2013.
[4]	Standard & Poor’s Ratings Services Press Release: “CommonWealth REIT Rating Is Lowered To ‘BB+’; Outlook Stable; ‘2’ Recovery Rating Is Assigned To Senior Unsecured Debt” June 10, 2013.

Once shareholders vote to remove the Board of Trustees, CommonWealth is required to promptly call a special meeting for shareholders to elect new trustees. We will work with our fellow shareholders to identify a truly independent and accountable slate of highly qualified nominees who are prepared to work for the interests of ALL shareholders, not just the Portnoys. During the interim period, we plan to leverage our substantial resources and real estate expertise including CBRE, to assist with property management and Jim Lozier, a well-respected real estate executive, to serve as potential interim CEO until a new board is appointed.

The arbitration process is already well underway and we anticipate a prompt resolution on matters related to our efforts to effect change at CommonWealth. As CommonWealth itself noted, the arbitration process ‘provides for an expedited process for resolving disputes.’

To be clear, our only agenda is to effect change and remove CommonWealth’s trustees and we are confident that our consent solicitation is the best path forward. The status quo will only lead to continued value destruction and self-dealing for the benefit of the Portnoys.

THE TIME TO ACT IS NOW – PLEASE SIGN, DATE AND RETURN

THE WHITE COSENT CARD TODAY. SHAREHOLDERS MAY ALSO BE ABLE TO

VOTE ONLINE BY FOLLOWING THE INSTRUCTIONS ON THEIR VOTING

MATERIALS

We thank you for your continuing support.

Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

If you have any questions or require any assistance in executing your consent, please contact:

D.F. King & Co., Inc.

Shareholders call toll-free: (800) 714-3313

Banks and brokers call: (212) 269-5550

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value—based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Important Additional Information

In connection with their solicitation of written consents, Corvex and Related have filed a definitive written consent solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of CommonWealth REIT. Investors and security holders are urged to read the definitive written consent solicitation statement and other relevant documents when they become available, because they contain important information regarding the consent solicitation. The definitive written consent solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of CommonWealth’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive written consent solicitation statement filed with the SEC on April 10, 2013 and Supplement No. 1 thereto filed on April 12, 2013. Permission to quote third party reports and analyses was neither sought nor obtained.

# # #

For further information, contact:

D.F. King & Co., Inc.

Shareholders can call toll-free: (800) 714-3313

Banks and brokers call: (212) 269-5550

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

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